EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 of Equinix, Inc. of our report dated February 25, 2011, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Equinix Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers LLP

San Jose, California

February 25, 2011